Exhibit 99

FOR RELEASE AT 6:00 AM EDT, WEDNESDAY, AUGUST 9, 2006

Contact:	Robert S. Tissue, Sr. Vice President & CFO
Telephone:	(304) 530-0552
Email:	rtissue@SummitFGI.com

SUMMIT FINANCIAL GROUP, INC. ANNOUNCES STOCK REPURCHASE PLAN

MOOREFIELD, W.Va.--(BUSINESS WIRE)--August 9, 2006—Summit Financial Group, Inc. (NASDAQ: SMMF) announced that its board of directors yesterday authorized the open market repurchase of up to 225,000 shares (approximately 3%) of the issued and outstanding shares of Summit’s common stock.

The timing and quantity of purchases under this stock repurchase plan will be at the discretion of management, and the plan may be discontinued, or suspended and reinitiated, at any time. All shares acquired under the plan will be retired. Management believes, depending on market and business conditions, the stock repurchase plan should enhance the value of its common stock for the benefit of the Company’s shareholders.

ABOUT THE COMPANY

Summit Financial Group, Inc. is a financial holding company with total assets of $1.2 billion. Summit operates fifteen banking locations through its wholly owned subsidiary banks, Summit Community Bank headquartered in Moorefield, West Virginia, and Shenandoah Valley National Bank in Winchester, Virginia. Summit also operates Summit Mortgage, a residential mortgage loan originator located in Virginia and Summit Insurance Services, LLC, in Moorefield, West Virginia.

FORWARD-LOOKING STATEMENTS

This press release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Words such as “expects”, “anticipates”, “believes”, “estimates” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could” are intended to identify such forward-looking statements.

Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; the impact of technological advances; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. We undertake no obligation to revise these statements following the date of this press release.